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EXHIBIT 12.1

Central Power and Light Company
Ratio of Earnings to Fixed Charges
For Years Ended December 31,

                                          1997      1996      1995      1994      1993
                                        --------  --------  --------  --------  --------
                                                   (thousands, except ratios)
Operating income                        $251,367  $285,647  $282,184  $256,251  $190,079
Adjustments:
  Income taxes                            39,329    47,227    51,755    51,329   (18,954)
  Provision for deferred
    income taxes                          34,484    51,476   (30,025)   26,659    90,520
  Deferred investment tax credits         (4,819)   (5,553)   (5,789)   (5,789)   (5,806)
  Charges for investments and plant
    development costs, net of tax         (1,281)  (15,569)      --        --        --
  Other income and deductions              7,834     3,997    14,880     1,272     1,663
  Allowance for borrowed and equity
    funds used during construction         3,778     1,845     4,514     3,689     2,618
  Mirror CWIP amortization                    --        --    41,000    68,000    75,702
                                        --------  --------  --------  --------  --------
        Earnings                        $330,692  $369,070  $358,519  $401,411  $335,822
                                        ========  ========  ========  ========  ========


Fixed charges:
  Interest on long-term debt            $105,081  $110,375  $116,205  $111,408  $112,939
  Interest on short-term debt and other   20,613    18,494    19,926    12,365    11,993
  Distributions on Trust Preferred
    Securities                             7,533      --        --        --        --
                                        --------  --------  --------  --------  --------
        Fixed charges                   $133,227  $128,869  $136,131  $123,773  $124,932
                                        ========  ========  ========  ========  ========


Ratio of earnings to fixed charges          2.48      2.86      2.63      3.24      2.69(1)



(1) The ratio of earnings to fixed charges for 1993 was calculated before cumulative effect of change in accounting principles.
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